SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Filed by the registrant  |X|

         Filed by a party other than the registrant  |_|

         Check the appropriate box:
         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Under Section 240.14a-12

                        ONTRACK DATA INTERNATIONAL, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X|      No fee required
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.
                  (1)      Title of each class of securities to which
                           transaction applies:
                  (2)      Aggregate number of securities to which transactions
                           applies:
                  (3)      Per unit price or other underlying value of
                           transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  (4)      Proposed maximum aggregate value of transaction:
                  (5)      Total fee paid:

         |_|      Fee paid previously with preliminary materials.
         |_|      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount Previously Paid:
                  (2)      Form, Schedule or Registration Statement No.:
                  (3)      Filing Party:
                  (4)      Date Filed:

                        ONTRACK DATA INTERNATIONAL, INC.

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 25, 2000

                               -------------------

         Notice is hereby given that the Annual Meeting of Shareholders of ONTRACK Data International, Inc. ( "Ontrack") will be held at the offices of ONTRACK Data International, Inc., 9023 Columbine Road, Eden Prairie, Minnesota 55347, on May 25, 2000 at 3:00 p.m. for the following purposes:

         1.       To elect five directors.

         2. To amend Ontrack's 1996 Stock Incentive Plan to increase the number of shares reserved for issuance under the plan.

         3. To ratify and approve the selection of independent accountants for Ontrack for the current fiscal year.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

                                       By Order of the Board of Directors

                                       /s/ Michael W. Rogers

                                       Michael W. Rogers
                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Eden Prairie, Minnesota
April 14, 2000



================================================================================

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

================================================================================

                        ONTRACK DATA INTERNATIONAL, INC.

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


         This Proxy Statement is furnished to the shareholders of ONTRACK Data International, Inc. ("Ontrack") in connection with the solicitation of proxies by the Board of Directors of Ontrack to be voted at the Annual Meeting of Shareholders to be held at the offices of Ontrack at 9023 Columbine Road, Eden Prairie, Minnesota 55347, on Thursday, May 25, 2000 at 3:00 p.m., or any adjournments thereof. The mailing of this Proxy Statement to shareholders of Ontrack commenced on or about April 14, 2000.

         The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 31, 2000 consisted of 10,049,588 shares of $.01 par value Common Stock. Each share of Common Stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 31, 2000 will be entitled to vote at the Annual Meeting.

         Shares represented by proxies properly signed, dated and returned will be voted at the Annual Meeting in accordance with the instructions set forth therein. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, your shares will be voted FOR each director nominee, FOR the proposal to amend the 1996 Stock Incentive Plan, FOR the ratification and approval of the selection of independent accountants and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. You may revoke your proxy at any time before it is voted by signing and returning a proxy bearing a later date, by giving written notice to the Secretary of Ontrack, or by attending the Annual Meeting and voting in person.

         The presence in person or by proxy of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. An item of business will be approved if it receives the affirmative vote of the holders of a majority of the shares present and entitled to vote on that item of business. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders. Consequently, abstentions (or "withhold authority" as to directors) will have the same effect as a negative vote. If a broker indicates on a proxy that it does not have authority to vote on an item of business, the shares represented by the proxy will not be considered present and entitled to vote and, therefore, will have no effect on the outcome of the vote.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Ontrack's Common Stock as of March 25, 2000 by (a) each person known to Ontrack to beneficially own more than five percent (5%) of Common Stock, (b) each director of Ontrack and nominee to serve as a director, (c) each executive officer named in the table on page 5 and (d) all directors and executive officers of Ontrack as a group. Except as otherwise indicated below, to the knowledge of Ontrack, all shareholders have sole voting and investment power over the shares beneficially owned, except to the extent authority is shared by spouses under applicable law.

          NAME AND ADDRESS OF                   NUMBER OF SHARES         PERCENT
          BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)   OF CLASS
          ----------------                      ---------------------   --------

          Michael W. Rogers (2).................       1,775,800          17.6%
             9023 Columbine Road
             Eden Prairie, MN 55347

          Gary S. Stevens (3)...................       1,849,800          18.3%
             9023 Columbine Road
             Eden Prairie, MN 55347

          John E. Pence (4).....................       1,448,751          13.9%
             HCR 52
             Box 102 - A6
             Hot Springs, SD 57747

          John M. Bujan ........................          38,394              *

          Thomas P. Skiba  .....................          95,250              *

          Lee B. Lewis..........................          25,278              *

          Roger D. Shober ......................          69,750              *

          Robert M. White, Ph.D ................          23,750              *

          All executive officers and directors
              as a group (10 persons)...........       5,326,773          51.0%

----------------------
* Less than 1%
(1) Includes the following number of shares which could be purchased under stock options exercisable within 60 days of the date hereof: Mr. Rogers, 57,500 shares; Mr. Stevens, 51,500 shares; Mr. Pence, 70,000 shares; Mr. Bujan, 35,750 shares; Mr. Skiba, 95,250 shares; Mr. Shober, 62,500 shares; Dr. White, 12,500 shares; Mr. Lewis, 25,000 shares; and all executive officers and directors as a group, 410,000 shares.
(2) Includes 621,430 shares of Common Stock owned by the Rogers Family Limited Partnership, of which Mr. Rogers is the General Partner.
(3) Includes 29,946 shares of Common Stock owned by the Stevens Family Limited Partnership, of which Mr. Stevens is the General Partner.
(4) Includes 262,996 shares of Common Stock owned by the Pence Family Limited Partnership, of which Mr. Pence is the General Partner, and 4,150 shares of Common Stock owned by the Pence Family Foundation, of which Mr. Pence is the Director with sole dispositive power.

                            1. ELECTION OF DIRECTORS

         Five directors will be elected by Ontrack's shareholders at the Annual Meeting, each to serve until the next annual meeting of shareholders or until a successor is elected. Ontrack's Bylaws provide that the Board of Directors may consist of not less than three nor more than nine directors.

         The Board of Directors has nominated for election the five persons named below all of whom are current directors of Ontrack. Mr. Lee B. Lewis has declined to stand for re-election. Mr. Lewis will continue as Ontrack's Vice President and General Manager. It is the recommendation of Ontrack's Board of Directors that the five nominees named below be re-elected as directors. Unless otherwise directed, the proxies solicited by the Board of Directors will be voted for the election as directors of the nominees named below. Ontrack believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

         The names and ages of the nominees and their principal occupations and tenure as directors are set forth below, based upon information furnished to Ontrack by such persons.

                                                                        DIRECTOR
NAME AND AGE                    PRINCIPAL OCCUPATION                     SINCE
------------                    --------------------                     -----

Michael W. Rogers (44)          Chairman and Chief Executive Officer      1985
                                of Ontrack.

John E. Pence (52)              Retired President of Ontrack.             1985

Gary S. Stevens (43)            Senior Vice President, Engineering        1985
                                of Ontrack.

Robert M. White, Ph.D. (61)     University Professor and Director of      1994
                                Data Storage Systems Center,
                                Carnegie Mellon University.

Roger D. Shober (61)            Retired Executive.                        1995

BUSINESS EXPERIENCE OF NOMINEES

         MICHAEL W. ROGERS has served as Chief Executive Officer of Ontrack since 1986 and as Chairman since 1989. Additionally, Mr. Rogers has served as a Director of Ontrack since 1985 and from 1989 to May 1996 as Chief Financial Officer. From 1980 to 1985, Mr. Rogers was employed by Control Data Corporation ("CDC"), where he served as a Senior Developer of diagnostic software routines and as a Senior Electrical Engineer and an Electrical Engineer for software and hardware development. From 1978 to 1980, he was an Associate Engineer with Westinghouse Bettis Atomic Power Laboratory, a subsidiary of Westinghouse Electric Corporation.

         JOHN E. PENCE served as President of Ontrack from 1985 until 1998 and has served as a Director of Ontrack since 1985. From 1971 to 1985, he was employed by CDC, where he served as Department Head for the Program Management Office for CDC's mini-micro peripheral development (1984 to 1985), managed the Technical Support organization for worldwide support of CDC's plug compatible peripheral business (1981 to 1984) and served in various other capacities related to software development and computer programming (1971 to 1981).

         GARY S. STEVENS has served as Senior Vice President, Engineering and as a Director of Ontrack since 1985. From 1979 to 1985, Mr. Stevens was a designer and diagnostic programmer of disk subsystems for CDC.

         ROBERT M. WHITE, PH.D. is a University Professor and served as the Head of the Department of Electrical and Computer Engineering at Carnegie Mellon University ("CMU") from 1993 to 1999 when he became Director of the Data Storage Systems Center at CMU. He has served as a Director of Ontrack since 1994. He previously served as Vice President and Chief Technical Officer of CDC, and in 1990 was appointed by President Bush and served as the first Under Secretary of Commerce for Technology until 1993. He is also a director of ENSCO, Inc., a contract research firm, and STMicroelectronics, a manufacturer of semiconductors, and Read-Rite, a manufacturer of magnetic recording heads. He is a member of the National Academy of Engineering.

         ROGER D. SHOBER served as President and Chief Operating Officer of Ontrack from September 1998 until February 1999. He has served as a Director of Ontrack since 1995. He is a retired executive with 38 years of management experience within the computer industry. Most recently, he served as Executive Vice President of World Wide Operations at Control Data Systems from 1991 to 1994, as President and Chief Operating Officer of Rigidyne, Inc., a hard disk drive research and development company that was subsequently acquired by Seagate, from 1988 to 1991, and as Executive Vice-President of Micom Systems, Inc., a manufacturer of data communications equipment, from 1986 to 1988.

OTHER INFORMATION REGARDING THE BOARD

         MEETINGS. During 1999, the Board of Directors met seven times. Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served.

         BOARD COMMITTEES. The Audit Committee, consisting of Dr. White (Chairman) and Mr. Shober, met once in 1999. Among other duties, the Audit Committee reviews Ontrack's accounting, auditing and reporting practices, makes recommendations concerning the work of Ontrack's independent auditors and reviews the adequacy of internal controls.

         The Compensation Committee, consisting of Mr. Shober (Chairman), Mr. Pence and Dr. White, met three times in 1999. The Compensation Committee's duties include establishing salaries, bonuses and other compensation for Ontrack's executive officers, and for the administration of the Non-Qualified Stock Option Plan, the 1996 Stock Incentive Plan and the Employee Stock Purchase Plan.

         COMPENSATION OF DIRECTORS. Directors who are not employees of Ontrack receive $2,500 for each meeting of the Board of Directors attended in person (plus reimbursement of travel expenses). No additional fees are paid for attendance at telephonic meetings or committee meetings. Directors who are officers of Ontrack do not receive any additional compensation for serving on the Board of Directors. Directors are also eligible to receive options under Ontrack's 1996 Stock Incentive Plan. Each non-employee director who is elected to the Board for the first time will automatically be granted an option under the Plan to purchase 10,000 shares of stock at the fair market value of Common Stock on the date of first election, with the option vesting in equal installments over four years. If the non-employee director is re-elected by shareholders after the fourth anniversary of the director's first election, the director will receive an option to purchase an additional 10,000 shares on the same terms.

         In 1998, Ontrack entered into a six-month Consulting Agreement with Roger D. Shober under which Mr. Shober served as interim president and chief operating officer of Ontrack from September 21, 1998 through February 11, 1999. Mr. Shober was entitled to receive none of the benefits accorded other executive management of Ontrack other than reimbursement of reasonable out-of-pocket expenses. In 1999, Mr. Shober received an aggregate of $82,875 as compensation under the agreement as well as for certain other project specific consulting services.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the compensation earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of Ontrack whose salary and bonus exceeded $100,000 for the year ended December 31, 1999 (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                               ANNUAL                ------------
                                            COMPENSATION           NO. OF SECURITIES    ALL OTHER
     NAME AND                         -------------------------       UNDERLYING      COMPENSATION
PRINCIPAL POSITION           YEAR     SALARY($)        BONUS($)       OPTIONS(#)         ($)(1)
------------------           ----     ---------        --------       ----------       ----------
Michael W. Rogers........... 1999      $201,000        $ 95,000             -0-          $4,200
  Chairman and Chief         1998       241,000             -0-          25,000           3,600
  Executive Officer          1997       230,000         250,000          25,000          10,500

Gary S. Stevens............. 1999      $212,000        $ 16,000             -0-          $4,200
  Senior Vice President,     1998       212,000             -0-          25,000           3,600
  Engineering                1997       200,000         225,000          15,000          10,500

John M. Bujan............... 1999      $142,000        $ 72,000          20,000          $3,700
  Vice President, General    1998       133,000             -0-          15,000           3,600
  Counsel and Secretary      1997       125,000         145,000          15,000          10,500

Thomas P. Skiba............. 1999      $143,000        $ 63,000          15,000          $3,700
  Vice President and         1998       143,000             -0-          15,000           3,600
  Chief Financial Officer    1997       135,000         152,000          15,000          10,500

Lee B. Lewis (2)............ 1999      $133,000        $ 32,000         100,000             -0-
  Vice President and
  General Manager

---------------------
(1) Amounts indicated represent contributions by Ontrack to its 401(k) Profit Sharing Plan on behalf of the named individuals.
(2)      Mr. Lewis joined Ontrack in February 1999.

         The following table summarizes option grants in 1999 to each of the Named Executives:

                              OPTION GRANTS IN 1999

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                              PERCENT OF TOTAL                                    APPRECIATION FOR
                       NUMBER OF SECURITIES    OPTIONS GRANTED                                    OPTION TERM($)(1)
                       UNDERLYING OPTIONS         EMPLOYEES      EXERCISE PRICE   EXPIRATION   ----------------------
NAME                       GRANTED(#)            IN 1999(%)       PER SHARE($)       DATE          5%           10%
----                   --------------------   ----------------   --------------   ----------   ---------     --------
Michael W. Rogers.......         0                   --                 --               --           --           --
Gary S. Stevens.........         0                   --                 --               --           --           --
John M. Bujan...........    20,000(3)               3.6%             $5.63         01/26/09     $ 70,814     $179,455
Thomas P. Skiba.........    15,000(3)               2.7%              5.63         01/26/09       53,110      134,592
Lee B. Lewis............   100,000(2)              17.9%              4.63         02/11/09      291,178      737,903

-----------------------
(1) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.
(2) The options vest as follows: 25% on each of February 11, 2000, 2001, 2002, and 2003.
(3) The options vest as follows: 25% on each of January 26, 2000, 2001, 2002, and 2003.

         The following table summarizes the exercises of options by the Named Executives in 1999 and the value of options held at December 31, 1999 by the Named Executives:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                            DECEMBER 31, 1999(#)          DECEMBER 31, 1999($)(1)
                         SHARES ACQUIRED      VALUE      ---------------------------    ---------------------------
NAME                     ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     --------------    -----------   -----------   -------------    -----------   -------------
Michael W. Rogers.........      0             $ 0           46,250         53,750         $193,464      $224,836
Gary S. Stevens...........      0               0           42,250         47,750          176,732       199,738
John M. Bujan.............      0               0           24,000         42,750          145,467       223,823
Thomas P. Skiba...........      0               0           84,750         35,250          646,259       181,201
Lee B. Lewis..............      0               0               --        100,000              -0-       743,300

-----------------------
(1) The amounts set forth represent the difference between the closing sale price of $12.063 per share of Common Stock on December 31, 1999 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

EMPLOYMENT AGREEMENTS

         Ontrack entered into employment agreements with each of Messrs. Rogers and Stevens (the "Founders") in 1996. If Ontrack terminates a Founder for cause, such Founder will receive severance payments equal to two times his base salary payable in the then-current fiscal year. Upon the termination of a Founder without cause, the Founder shall receive severance payments equal to two times his base salary payable in the then-current fiscal year, plus an amount equal to his prior year's base salary and bonus. The Founders are also prohibited from competing for two years after termination of their employment.

         Ontrack entered into letter agreements with each of Messrs. Bujan and Skiba upon the commencement of each officer's employment in 1996. As amended, these letter agreements generally provide for severance payments upon their termination for reasons other than gross misconduct equal to one year of base salary. In addition, any decrease in salary or a change in reporting responsibility, duties or title due to a change in control of Ontrack is considered a termination which entitles the executive to the same severance payments. Upon a change of control, all options held by the executive will become fully vested.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

         Ontrack's executive compensation program is administered by the Compensation Committee (the "Committee"). The role of the Committee, which is currently comprised of three non-employee directors, is to review and approve the base salaries, bonuses, stock options and other compensation of the executive officers of Ontrack. The Committee also has the power to prescribe, amend, and rescind rules relating to Ontrack's 1995 Non-Qualified Stock Option Plan, 1996 Employee Stock Purchase Plan, and 1996 Stock Incentive Plan (collectively, the "Plans"), to grant options and other awards under the Plans and to interpret the Plans.

         The Committee's executive compensation policies are designed to attract and retain executives capable of leading Ontrack in a rapidly evolving computer service and software marketplace and to motivate such executives to maximize profitability and stockholder value. The Committee has designed Ontrack's Executive Performance Plan with three principal components to achieve this objective - base salary; annual cash incentives; and long-term incentive compensation in the form of stock options. A significant portion of each executive's total compensation is dependent on the attainment of predefined performance objectives which are designed to be consistent with the maximization of shareholder value. The Committee believes this philosophy will enable Ontrack to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry.

         BASE SALARY. In determining salaries for executive officers for fiscal 1999, the Committee considered the individual experience and performance of its executive officers, the achievements of the executive officers in bringing Ontrack to its present place of worldwide prominence in the disk subsystem software and data recovery service fields, the competitive environment in which Ontrack must recruit and retain quality executive talent, Ontrack's operating performance in 1998 and attainment of specific financial, strategic and individual objectives. The Committee compared the salaries of its executive officers with salaries of executive officers of other companies of similar revenue size and profitability and considered the cost of recruiting executives with experience in large, high tech organizations with international distribution experience. The Committee tried to establish compensation packages, which in total, would be competitive in Ontrack's marketplace. The 1999 base salary of the executive officers, excluding Messrs. Bujan and Rogers, remained the same as in 1998. Mr. Bujan received an increase of $9,000, reflecting his additional responsibilities in several areas, notably in assisting in the management of Ontrack's UK subsidiary. Mr. Rogers requested and was granted a 17% decrease in his base salary for 1999.

         BONUSES. For 1999, the Committee approved the Executive Performance Plan, in which cash bonuses for executive officers were determined with reference to specified financial performance targets for Ontrack, on an annual basis, and also with reference to the attainment of predefined individual performance objectives consistent with the maximization of shareholder value. Ontrack's 1999 Executive Performance Plan established specific percentages for two categories: annual earnings per share and Management By Objectives ("MBO") individual goals. The annual earnings per share component was determined by comparison between actual results and the 1999 budget. The MBO individual goals were established by the Committee for the Chief Executive Officer, and by the Chief Executive Officer with respect to all other executive officers. As a result of Ontrack's performance in 1999, particularly the extraordinary performance in the second half of the year, the Committee determined the following bonuses be paid:
Michael W. Rogers, $95,000; John M. Bujan, $72,000; Thomas P. Skiba, $63,000; Lee B. Lewis, $32,000; and Gary S. Stevens, $16,000.

         EQUITY-BASED COMPENSATION. For 1999, the Committee also considered and awarded equity-based compensation, in the form of stock options, as a component of Ontrack's Executive Performance Plan. Equity awards are typically set by the Committee based on each officer's individual performance and achievements, and the recommendations of management. In 1999, executive officers were eligible to receive grants of stock options under Ontrack's 1996 Stock Incentive Plan (the "1996 Plan"). In addition, certain executive officers were eligible to participate in Ontrack's Employee Stock Purchase Plan.

         In 1999, four executive officers of Ontrack received new option grants under the 1996 Plan. The Committee determined the number of options granted to each officer based on the officer's level of responsibility and team performance. The options granted in 1999 had an exercise price equal to the fair market value of the Common Stock on the date of grant, and generally vest in equal installments over a four-year period after grant, subject to the participant's continued employment with Ontrack.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In setting Mr. Rogers' base salary for 1999, the Committee considered his contributions to Ontrack, Ontrack's operating performance for 1998 and attainment of specific objectives. The Committee also compared his salary with salaries of chief executive officers of other companies of similar revenue size and profitability. During this process, Mr. Rogers requested a $40,000 reduction in his base salary. The Committee accepted his recommendation and set his 1999 salary at $201,000. With respect to his bonus, Mr. Rogers' performance objectives relating to expanding Ontrack's product and service offerings, the acquisition and license agreements entered into during the year and Ontrack's improved financial performance in the second half of the year were the main factors considered in determining Mr. Rogers' $95,000 bonus.

         The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that Ontrack specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                      MEMBERS OF THE COMPENSATION COMMITTEE

     ROGER D. SHOBER           JOHN E. PENCE            ROBERT M. WHITE, PH.D.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Roger D. Shober was a member of the Compensation Committee through September 21, 1998. On that date, Mr. Shober was appointed as interim president and chief operating officer of Ontrack, positions in which he served until February 11, 1999. In April 1999, following his service as an officer, Mr. Shober was appointed to be a member of the Compensation Committee.

         On September 21, 1998, John E. Pence became a member of the Compensation Committee. Mr. Pence was a founder of Ontrack and served as its President until September 18, 1998. Mr. Pence was an employee of Ontrack through December 31, 1998.

                                PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that Ontrack include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by Ontrack. Ontrack has chosen the use of the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Computer and Data Processing Index as its peer group index. The table below compares the cumulative total return as of the end of each of Ontrack's last three fiscal years on $100 invested as of October 21, 1996 (the date of Ontrack's initial public offering) in the Common Stock of Ontrack, the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Index, assuming the reinvestment of all dividends. The performance graph is not necessarily indicative of future investment performance.

                                 10/21/96    12/31/96    12/31/97    12/31/98    12/31/99
                                 --------    --------    --------    --------    --------
Ontrack                           $ 100       $ 125       $ 208       $  53       $ 101
Nasdaq Composite                    100         105         128         181         327
Computer and Data Processing        100         104         128         229         484

         Ontrack's Common Stock closed at $12.063 per share on December 31, 1999 and closed at $10.063 per share on March 21, 2000. The foregoing performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that Ontrack specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

             2. APPROVAL OF AMENDMENTS TO 1996 STOCK INCENTIVE PLAN

         In February 2000, Ontrack's Board of Directors approved an amendment to Ontrack's 1996 Stock Incentive Plan (the "Plan"), subject to shareholder approval. The amendment increases the number of shares reserved for issuance under the Plan from 1,400,000 shares to 2,400,000 shares.

SUMMARY OF THE 1996 STOCK INCENTIVE PLAN

         On August 6, 1996, the Board adopted the Plan, which was approved by the shareholders on September 20, 1996. In May 1999, Ontrack's shareholders amended the Plan to increase the number of shares reserved for issuance under the Plan to 1,400,000 shares and to limit the number of shares subject to options that may be granted to any participant under the Plan in a single fiscal year to 500,000 shares.

         The purpose of the Plan is to enable Ontrack to retain and attract executives and other key employees, non-employee directors and consultants who contribute to Ontrack's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of Ontrack by giving them a proprietary interest in Ontrack. The Plan permits the granting of stock options, stock appreciation rights, restricted stock and deferred stock awards; however, only stock options have been granted under the Plan.

         ELIGIBILITY. All salaried officers and key employees, non-employee directors, consultants and advisors of Ontrack or any subsidiary of Ontrack are eligible to receive awards under the Plan. Ontrack currently has approximately 340 employees and has three non-employee directors.

         TERM. Incentive stock options currently may be granted pursuant to the Plan through January 27, 2009. This date will be extended to February 3, 2010 assuming the shareholders adopt the proposed increase in the number of shares reserved under the Plan. Non-qualified stock options and other awards may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

         ADMINISTRATION. The Plan is administered by a Committee (the "Committee") appointed by the Board from time to time which shall consist of not less than two members of the Board who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted awards and to prescribe the type, form and conditions of the awards (which may vary among participants). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan.

         OPTIONS. When an option is granted under the Plan, the Committee in its discretion specifies the number of shares of Common Stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of Ontrack's Common Stock on the date the option is granted), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of Ontrack's Common Stock was $10.063 on March 21, 2000.

         The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Each option granted under the Plan is nontransferable during the lifetime of the optionee. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code.

         Upon exercise of an option under the Plan, the exercise price is to be paid by check, by other forms of consideration deemed sufficient by the Committee, or by surrender of previously acquired shares of Common Stock of Ontrack which, in the case of stock acquired upon exercise of an option, has been owned for more than six months on the date of surrender, valued at its then fair market value.

         Each non-employee director who is elected to the Board for the first time will automatically be granted an option under the Plan to purchase 10,000 shares of stock at the fair market value of Common Stock on the date of election, with the option vesting in equal installments over four years. If the non-employee director is re-elected by shareholders after the fourth anniversary of the director's first election, the director will receive an option to purchase an additional 10,000 shares on the same terms.

         The number of shares of Common Stock that may be covered by option grants to any participant during any calendar year may not exceed 500,000 shares. This limitation is intended to permit compensation under the Plan to be excluded from the calculation of the $1 million cap on deductibility of compensation to the most highly compensated executive officers under Section 162(m) under the Internal Revenue Code. However, even after shareholder approval of this limitation in May 1999, options under the Plan will not immediately comply with Section 162(m), because Ontrack does not have at least two non-employee directors who qualify as "outside" directors under Section 162(m). Shareholder approval of the amendment will enable Ontrack to bring the Plan into compliance with Section 162(m) when another qualifying non-employee director is elected to the Board. This will enable Ontrack to maximize the deductibility of compensation of executive officers upon exercise of their future stock option grants under the 1996 Stock Incentive Plan.

         OTHER AWARDS. The Plan also provides for the following awards in addition to stock options: (1) Stock appreciation rights, which may be granted in conjunction with a stock option to permit the holder to elect to receive the difference between the option exercise price and the market price of the stock in cash and/or stock; (2) Restricted stock awards, consisting of shares that are issued subject to forfeiture if specified performance goals are not achieved; and (3) Deferred stock awards, consisting of shares that may be issued conditioned upon the performance of specified goals. No awards other than stock options have been granted under the Plan to date.

         AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option or other award without the consent of the participant. The Plan may not, without approval of Ontrack's shareholders, be amended in any manner which will cause the Plan to no longer comply with Rule 16b-3 under the Securities Act of 1934, Section 422 of the Internal Revenue Code or other regulatory requirements.

         The Committee may adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of any merger, reorganization, consolidation, stock dividend or other change in corporate structure affecting the Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will receive capital gains treatment on any gain realized when he or she sells the shares. Ontrack is not entitled to any compensation expense deduction under these circumstances. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, in the amount by which the lesser of (i) the fair market value of such stock on the date of exercise, or (ii) the amount realized on the disposition of the shares (if the disposition is the result of a sale, or exchange other than to a related taxpayer), exceeds the option exercise price. Ontrack is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income as a result of the early disposition. The balance of any gain will be characterized as a capital gain.

         Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee generally will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary compensation income to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. Ontrack will receive a corresponding tax deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

PROPOSED AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

         The proposed amendment increases the maximum aggregate number of shares issuable for stock grants under the Plan from 1,400,000 shares to 2,400,000 shares. As of December 31, 1999, without giving effect to this amendment, 1,311,469 shares were subject to outstanding options under the Plan and a total of 38,145 shares remained available for further option grants.

VOTE REQUIRED

         The Board recommends that the shareholders approve the proposal to amend the 1996 Stock Incentive Plan. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required for approval.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
                AMENDMENT TO ONTRACK'S 1996 STOCK INCENTIVE PLAN.

                   3. RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The accounting firm of Grant Thornton LLP has been Ontrack's auditing firm since July 1998. Grant Thornton LLP has been re-appointed by the Board of Directors as Ontrack's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Grant Thornton LLP's reappointment.

         A representative from Grant Thornton LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            RATIFICATION OF THE RE-APPOINTMENT OF GRANT THORNTON LLP

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. Ontrack's annual meeting for the fiscal year ending December 31, 2000 is expected to be held on or about May 24, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about April 13, 2001. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in Ontrack's proxy statement for its 2001 Annual Meeting of Shareholders is December 16, 2000. Additionally, if Ontrack receives notice of a separate shareholder proposal after February 29, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of Ontrack for its 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

         The Bylaws of Ontrack establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of Ontrack; and (ii) the nomination by shareholders of candidates for election as directors.

         PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of Ontrack of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of Ontrack not less than 60 days nor more than 90 days prior to the meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article II of Ontrack's Bylaws, which are available for inspection by shareholders at Ontrack's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with Ontrack's Bylaws.

         SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of Ontrack prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of

Ontrack not less than 60 days nor more than 90 days prior to the meeting. The notice to Ontrack from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article III of Ontrack's Bylaws, which are available for inspection by shareholders at Ontrack's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Ontrack's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Ontrack's Common Stock, and Ontrack is required to identify any of those persons who fail to file such reports on a timely basis. To Ontrack's knowledge, all such persons filed in a timely manner all such reports for 1999.

                                     GENERAL

         The management of Ontrack knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

         All expenses in connection with solicitation of proxies will be borne by Ontrack. Ontrack will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of Ontrack. Ontrack expects to solicit proxies by mail, but directors, officers, and other employees of Ontrack may also solicit in person, by telephone, by facsimile or by mail.

         The Annual Report of Ontrack for the year ended December 31, 1999 is enclosed herewith. Shareholders may receive without charge a copy of the financial schedule and exhibits thereto, as filed with the Securities and Exchange Commission, by writing to: Thomas P. Skiba, ONTRACK Data International, Inc., 9023 Columbine Road, Eden Prairie, Minnesota 55347.

                                   By Order of the Board of Directors

                                   /s/ John M. Bujan

                                   John M. Bujan
                                   VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

                                    APPENDIX


                        ONTRACK DATA INTERNATIONAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 25, 2000
                             3:00 P.M. CENTRAL TIME

                               9023 COLUMBINE ROAD
                             EDEN PRAIRIE, MN 55347











ONTRACK DATA INTERNATIONAL, INC.
9023 COLUMBINE ROAD, EDEN PRAIRIE, MINNESOTA 55347                         PROXY
--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of ONTRACK Data International, Inc. (the "Company"), hereby appoints John M. Bujan and Thomas P. Skiba, and either of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of ONTRACK Data International, Inc. to be held at 9023 Columbine Road, Eden Prairie, MN 55347, on Thursday, May 25, 2000, at 3:00 p.m., and any adjournments or postponements thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

It will be voted on the matters set forth on the reverse side of this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR proposals (1), (2) and (3).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.





                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]





         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of directors:  01 Michael W. Rogers   04 Robert M. White      [ ] Vote FOR         [ ] Vote WITHHELD
                            02 John E. Pence       05 Roger D. Shober          all nominees         from all nominees
                            03 Gary S. Stevens                                 (except as marked)
                                                                            _________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,    |                                         |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   |_________________________________________|

2.  Amendment to the Company's 1996 Stock Incentive Plan to increase the
    number of shares reserved for issuance under the Plan.                 [ ] For      [ ] Against      [ ] Abstain

3.  Ratification of selection of Grant Thornton LLP as independent
    accountants for the year 2000.                                         [ ] For      [ ] Against      [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH
PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change? Mark Box [ ]  Indicate changes below:                           Date __________________________

                                                                            _________________________________________
                                                                           |                                         |
                                                                           |                                         |
                                                                           |_________________________________________|

                                                                           Signature(s) in Box
                                                                           Please sign exactly as your name(s) appear
                                                                           on Proxy. If held in joint tenancy, all
                                                                           persons must sign. Trustees, administrators,
                                                                           etc., should include title and authority.
                                                                           Corporations should provide full name of
                                                                           corporation and title of authorized officer
                                                                           signing the proxy.